Exhibit 99.1
                                                         Contact: Dwaine Stevens
                                                                  (904) 693-6107

           Publix Reports Second Quarter 2007 Results and Stock Price

LAKELAND, Fla., Aug. 1, 2007 -- Publix's sales for the second quarter of 2007 were $5.7 billion, a 5.9 percent increase from last year's $5.3 billion. Comparable-store sales for the second quarter of 2007 increased 4 percent.
         Net earnings for the second quarter were $306.4 million this year, compared to $264 million in 2006, an increase of 16.1 percent. Earnings per share were $0.36 for the second quarter of 2007, compared to $0.31 per share for the second quarter of 2006.
         Publix's sales for the first half of 2007 were $11.5 billion, a 6.3 percent increase from last year's $10.9 billion. Net earnings for the first half of 2007 were $624 million, compared to $552.4 million in 2006, an increase of 13 percent. Earnings per share increased to $0.74 for the first half of 2007, up from $0.65 per share in 2006.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available Aug. 9, 2007, on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price remains at $20.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "I'm pleased our good results were able to offset relatively poor stock market performance," said Publix CEO Charlie Jenkins Jr.
          Publix is privately owned and operated by its 143,000 employees, with 2006 sales of $21.7 billion. Currently Publix has 907 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###